Exhibit 23.1

Deloitte LLP 5140 Yonge Street Suite 1700 Toronto ON M2N 6L7 Canada

Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-196112 on Form F-3 of our report dated February 26, 2016, relating to the consolidated financial statements of Intellipharmaceutics International Inc. and subsidiaries (“Intellipharmaceutics”) for the year ended November 30, 2015 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Current Report on Form 6-K of Intellipharmaceutics dated February 26, 2016.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
February 26, 2016